Veramark Announces Third Quarter 2010 Results

Veramark Posts Another Quarterly Profit as Revenues Continue to Climb

ROCHESTER, NY -- (Marketwire - November 10, 2010) - Veramark Technologies, Inc. (OTCBB: VERA), a leading provider of Telecom Expense Management (TEM) solutions, today announced financial results for its third quarter ended September 30, 2010. Revenues of $3,628,000 for the quarter ended September 30, 2010 increased 44 percent from revenues of $2,511,000 for the third quarter of 2009, and revenues of $9,577,000 for the nine months ended September 30, 2010 increased 27 percent from revenues of $7,513,000 for the same nine months of 2009.

Veramark's net income for the third quarter of 2010 of $214,000, or $0.02 per share, compares with the net loss of $350,000, a loss of $0.04 per share, reported for the third quarter of 2009. Net income of $403,000, or $0.04 per share for the nine months ended September 30, 2010, improved from a net loss of $1,072,000, or $0.11 per share for the nine months ended September 30, 2009.

The third quarter of 2010 is the first reporting period to include a full quarter of operating results for Source Loop LLC, acquired by Veramark in June. The financial impact of that acquisition on third quarter results was an increase in revenues of approximately $500,000 and an increase in reported net income of approximately $60,000.

Tony Mazzullo, Veramark's President and Chief Executive Officer, stated, "We are pleased by the revenue growth we have achieved across our entire portfolio of Telecom Expense Management products and services. We have produced profitable results over three consecutive quarters for the first time in 10 years."

Revenue numbers include managed and outsourced TEM services delivered on a monthly subscription basis. These TEM services continue to grow the backlog of recurring revenues, which has increased 21% since the end of 2009.

Mr. Mazzullo will host a teleconference to discuss the 2010 third quarter results on Thursday, November 11, 2010, at 2:00 pm Eastern Time. To access the conference call, dial (800) 931-1360.

About Veramark Technologies, Inc.

Veramark is a leading provider of innovative enterprise solutions for telecom expense management and call accounting solutions. Veramark solutions provide visibility into usage and spend and enable best practices for managing complex unified communications networks. Veramark technology and services help enterprises understand, manage, and control their fixed and mobile telecom assets, costs, and related business processes. For more information, visit www.veramark.com.

                        VERAMARK TECHNOLOGIES, INC.
                    CONDENSED STATEMENT OF OPERATIONS
                                (Unaudited)

                     Third Quarter Ended
                     September 30, 2010

                                                    2010          2009
                                                ------------- ------------
Revenues                                        $   3,628,327 $  2,510,515
                                                ============= ============
Income (Loss) Before Taxes                            213,818     (350,325)
Income Taxes                                                -            -
                                                ------------- ------------
Net Income (Loss)                               $     213,818 $   (350,325)
                                                ============= ============
Net Income (Loss) Per Diluted Share             $        0.02 $      (0.04)
                                                ============= ============
Diluted Weighted Average
Number of Shares Outstanding                       10,126,558    9,913,731
                                                ============= ============

                     Nine Months Ended
                    September 30, 2010

                                                    2010          2009
                                                ------------- ------------
Revenues                                        $   9,577,247 $  7,512,584
                                                ============= ============
Income (Loss) Before Taxes                            402,673   (1,072,376)
Income Taxes                                                -            -
                                                ------------- ------------
Net Income (Loss)                               $     402,673 $ (1,072,376)
                                                ============= ============
Net Income (Loss) Per Diluted Share             $        0.04 $      (0.11)
                                                ============= ============
Diluted Weighted Average
Number of Shares Outstanding                       10,012,460    9,855,829
                                                ============= ============

Veramark, VeraSMART, and eCAS are registered trademarks of Veramark Technologies, Inc. All other trademarks are the property of their respective owners.

This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the timely and successful launch of planned new products, the timely installation and acceptance by end-user customers, and the impact of competition or changes in the marketing strategies of major distributors.

Media Contact:
Tony Mazzullo
President and CEO
Veramark Technologies, Inc.
(585) 381-6000
tmazzullo@veramark.com